AMENDMENT TO
                    FRANKLIN TEMPLETON INVESTOR SERVICES, LLC
                TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

         Effective as of October 16, 2006, the undersigned parties hereby amend Schedule A (Compensation for Servicing) and Schedule B (Reimbursement for Out-of-Pocket Expenses) of the Transfer Agent and Shareholder Services Agreement between Templeton Global Opportunities Trust and Franklin Templeton Investor Services, LLC ("FTIS").

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized corporate officers.

TEMPLETON GLOBAL                            FRANKLIN TEMPLETON
OPPORTUNITIES TRUST                         INVESTOR SERVICES, LLC



By:    /s/ROBERT C. ROSSELOT                /s/BASIL K. FOX, JR.
       ----------------------               ----------------------------
Name:  Robert C. Rosselot                   Basil K. Fox, Jr.
Title: Secretary                            President



                               AMENDED SCHEDULE A

ANNUAL BASE SERVICING FEE FOR EACH FULL SERVICE ACCOUNT. A "Full Service Account" is an account maintained by FTIS for a Fund shareholder of record, other than a Networked Account (as defined in Section 3(c) of this Agreement) or an account on which Beneficial Owner Servicing Fees (as defined in Section 3(b) of this Agreement) are paid.

         EQUITY FUND                $24.00 per annum
         FIXED INCOME FUND          $28.00 per annum
         MONEY FUND                 $19.50 per annum
         CLOSED ACCOUNT             $ 3.50 per annum (pro-rated beginning with
the calendar month in which the account is closed and continuing through the month of the following calendar year in which the account is purged from the operative record system)

ANNUAL BASE SERVICING FEE FOR EACH NETWORKED ACCOUNT (AS DEFINED IN SECTION 3(C) OF THIS AGREEMENT):

         EQUITY FUND                $12.00 per annum
         FIXED INCOME FUND          $14.00 per annum
         MONEY FUND                 $10.00 per annum
         CLOSED ACCOUNT             $ 3.50 per annum (pro-rated beginning with
the calendar month in which the account is closed and continuing through the month of the following calendar year in which the account is purged from the operative record system)

ANNUAL BASE SERVICING FEE FOR EACH BENEFICIAL OWNER (AS DEFINED IN SECTION 3(B) OF THIS AGREEMENT):

         OPEN ACCOUNT                       $6.00 per annum

PARTICIPANT LEVEL RECORD KEEPING BY OR ON BEHALF OF FTIS FOR A PARTICIPANT DIRECTED PLAN (as defined in Section 3(b)(ii) of this Agreement): Fifteen (15) basis points per annum of the average net asset value of Fund shares held by a Participant Directed Plan. The average net assets invested by a Participant Directed Plan shall be computed in the same manner as the Fund uses to compute its average net assets.



                               AMENDED SCHEDULE B

OUT-OF-POCKET EXPENSES

         In addition to Beneficial Owner Servicing Fees and Networked Account Servicing Fees paid in accordance with Section 3 of this Agreement, the Investment Company shall reimburse FTIS monthly for the following out-of-pocket expenses paid to third parties in connection with the servicing of Accounts as required under the terms of this Agreement:

    o postage, mailing, freight, forms and stationary expenses associated with delivery of shareholder communications such as prospectuses,
          reports,  tax  information,   proxies,   shareholder   statements  and
          transaction confirmations.
    o telephone costs associated with servicing shareholders in accordance with this agreement
    o ACH, Federal Reserve and bank charges for check clearance, electronic funds transfers, and wire transfers
    o     Data Storage: Retention of electronic and paper account records;
          costs associated with data storage of account records and transactions records via magnetic tape, microfilm and microfiche
    o     insurance against loss of Share certificates when in transit
    o terminals, transmitting lines and any expenses incurred in connection with such terminals and lines established and/or maintained by FTIS to perform its obligations under this agreement
    o Amounts paid to independent accounting firms to perform independent audits of FTIS and the issuance of reports such as a SAS 70
    o Amounts paid in connection with use of national data bases to comply with requirements for locating lost shareholders
    o     Proxy solicitation and tabulation expenses
    o NSCC Networking/Commission Settlement Expenses. Cost to utilize NSCC system to send commissions to brokerage firms; NSCC Fee, NSCC Year
          End Fee, NSF Draft Fee Credit
    o     IBM Global Services - Cost of sending out eStatements
    o all other miscellaneous expenses reasonably incurred by FTIS in the performance of its obligations under the Agreement

         This Schedule B may be amended by FTIS upon not less than 30 days' written notice to the Investment Company, subject to approval by the Board.